Exhibit 21

                           Subsidiaries of the Company

     Subsidiary                                     Jurisdiction of Organization
     ----------                                     ----------------------------
RF Power Components, Inc.                                  New York
Anaren Microwave, Inc.                                     Delaware
Anaren GP, Inc.                                            New York
Anaren Microwave Europe, C.V.                              Netherlands
Anaren Microwave Europe, B.V.                              Netherlands
Anaren Communications Suzhou Company, Ltd.                 China
Anaren Properties LLC                                      New Hampshire
Anaren Ceramics, Inc.                                      New Hampshire


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